CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 2, 1998 included in Specialized Health Products International, Inc.'s Form 10-K for the year ended December 31, 1997 and to all references to our Firm included in this registration statement.


/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP

Salt Lake City, Utah
April 17, 1998